Exhibit 99.2

                                                                      GE CAPITAL

Laurie K. Breitenstein                           Auto Financial Services
                                                 600 Hart Road
                                                 Barrington, IL 60010
                                                 847-304-3374, Fx. 847-3094-3444

                                                 February 1, 1998

By Facsimile and Federal Express

Mr. Robert Raley
The Finance Company

5425 Robinhood Road, Suite 101B
Norfolk, VA 23513

         Re: Amended and Restated Motor Vehicle Installment Contract Loan and Security Agreement (the "LSA") dated December 20, 1996 by and between The Finance Company and General Electric Capital Corporation; Amendment No. 1 dated April 4, 1997 to the LSA (the "Amendment"); and all other documents executed in connection with the foregoing (collectively with the foregoing, the "Loan Documents"). All terms not otherwise defined shall have the meaning set forth in the LSA.

Dear Mr. Raley:

         This letter evidences the agreement of General Electric Capital Corporation ("Lender"), The Finance Company, Inc. ("Borrower") and Recoveries, Inc. ("Recoveries") as set forth herein.

         On or about February 4, 1998, Borrower informed Lender that Borrower had exceeded the Maximum Delinquency Measurement (the "Covenant") established in the LSA, as amended, for the month of January, 1998. Such violation of the Covenant would constitute a default under the LSA absent the agreement of Lender to waive compliance with the Covenant. Borrower hereby acknowledges Lender's right to declare a default due to Borrower's violation of the Covenant as well as Lender's right to take any and all actions available to it upon a default.

         Borrower has requested that Lender waive compliance with the Covenant for the period January 1, 1998 through and including January 31, 1998 and has further requested that Lender modify the Covenant as set forth in Amendment No. 2 to the LSA dated as of February 1, 1998 ("Amendment No. 2"). Lender as agreed to such waiver and Covenant modification upon the terms and conditions as set forth herein and in Amendment No. 2.

         In consideration for the waiver and Covenant modification granted by Lender, Borrower and Recoveries agree that Recoveries shall, on or before February 20, 1998, provide Lender with a guaranty of the obligations of Borrower to Lender (the "Guaranty") and a security interest in the assets of Recoveries (the "Security Interest") to secure its guaranty obligations. The Guaranty and Security Interest shall be in a form reasonably acceptable to both parties. Recoveries is an affiliate of Borrower and acknowledges that it derives a direct economic benefit from Lender's waiver and modification of the Covenant. Borrower and Recoveries further acknowledge that Lender has agreed to the terms of Amendment No. 2 in reliance on the agreements and acknowledgements of Borrower and Recoveries herein.

                                      Very truly yours,

                                      General Electric Capital Corporation

                                      Laurie K. Breitenstein
                                      Counsel

ACKNOWLEDGED AND AGREED:

THE FINANCE COMPANY, INC.                  RECOVERIES, INC.

By:________________________________        By:__________________________________
Its:                                       Its: